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                                                                   EXHIBIT 12.1


              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                      FOR THE YEARS ENDED DECEMBER 31,
                            --------------------------------------------------
                              1999      1998       1997       1996      1995
                            --------  --------  ---------  ---------  --------
                                             (IN THOUSANDS)
FIXED CHARGES:
  Gross interest expense    $ 25,167  $  14,414  $  6,811   $   6,365  $  5,297
  Interest portion of
    rent expense                  28         39        32          29        25
                            --------  ---------  --------   ---------  --------
                              25,195     14,453     6,843       6,395     5,322
EARNINGS:
  Income (loss) before
    taxes                     36,369   (113,440)   33,423      10,847    (4,112)
  Plus: fixed charges         25,195     14,453     6,843       6,394     5,322
  Less: capitalized interest (11,860)    (9,817)   (5,873)     (3,490)   (2,899)
                            --------  ---------  --------   ---------  --------
                            $ 49,704  $(108,804) $ 34,393   $  13,751  $ (1,689)

RATIO OF EARNINGS TO FIXED       2.0x      N/M        5.0x        2.2x     N/M
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